EXHIBIT 99

                                                               December 16, 2004
                                                           FOR IMMEDIATE RELEASE
                                        Contact: Robert G. Cocks, Jr., President
                                                     and Chief Executive Officer
                                                              PSB Holdings, Inc.
                                                       Telephone: (860) 928-6501






PSB HOLDINGS, INC. ANNOUNCES DIVIDEND


         PUTNAM, CT - December 16, 2004 - Robert G. Cocks, Jr., President and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company has declared a quarterly cash dividend of $.05 per share of the Company's common stock. The dividend reflects an annual cash dividend rate of $.20 per share. The dividend will be payable to stockholders of record as of January 3, 2005, and will be paid on January 18, 2005.

         "We are extremely pleased to be able to offer our investors a dividend in our first quarter of being a publicly traded company," said Mr. Cocks.

         The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 53.7% percent of the Company's outstanding shares. Putnam Bancorp, MHC has filed a regulatory notice of its intention to waive the receipt of dividends paid on its shares of the Company. The level of the Company's dividend is based on the anticipated waiver of receipt of dividends by Putnam Bancorp, MHC, and could be adjusted if regulatory non-objection to such waiver is not received.

         PSB Holdings, Inc. is the parent corporation for Putnam Savings Bank, a federally chartered savings bank headquartered in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank operates four full-service offices in northeastern Connecticut.